Exhibit 99.1

Youngevity International, Inc. Reports 2018 Fourth Quarter
And Full Year Results

●
Full year Revenues were $162.4 million compared to $165.7 million in the prior year, a decrease of 2.0%
●
Full year Operating Loss improved by 55% to a loss of $2.6 million from a loss of $5.9 million in the prior year
●
Full year Adjusted EBITDA improved to $7.0 million from negative $549,000 in the prior year

SAN DIEGO, Calif. ---April 16, 2019 - Youngevity International, Inc. (NASDAQ: YGYI), a leading multi-channel lifestyle company, today reported financial results for the fourth quarter and full year ended December 31, 2018.

Steve Wallach, Chairman and CEO of Youngevity International stated, “We are encouraged by the improvement in our gross margins and the significant turnaround in Adjusted EBITDA over 2017. We are seeing revenue stabilization in the direct selling segment and we anticipate a return to revenue growth in 2019. This is expected to be primarily driven by our commercial coffee segment and our new commercial hemp reporting segment. We are providing annual revenue guidance for 2019 in the range of $220 million and $240 million which represents a projected annual growth rate between 35% and 48% over 2018. This revenue guidance includes estimated annual revenue contribution from our new reporting commercial hemp segment between $45 Million and $50 Million for 2019.”

Dave Briskie, President and CFO of Youngevity International stated, “We cut our operating losses by over 50% for the year ended 2018 and closed out the year by achieving significant improvements to our balance sheet. As we closed out 2018 total assets increased by over $3.5 million while total liabilities decreased by approximately $12 million improving stockholders’ equity by over $15.5 million. Returning to profitability remains a key focus of the business for 2019.”

Fourth Quarter 2018 Results

Revenues for the fourth quarter ended December 31, 2018 decreased 12.0% to $36,114,000 as compared to $41,041,000 for the fourth quarter ended December 31, 2017. We derived approximately 90% of our revenue from our direct sales and approximately 10% of our revenue from our commercial coffee sales during the quarter. Direct selling segment revenues decreased 9.2% to $32,418,000 in the current quarter as compared to $35,716,000 for the quarter ended December 31, 2017. Commercial coffee segment revenues decreased 30.6% to $3,696,000 in the current quarter as compared to $5,325,000 for the quarter ended December 31, 2017. This decrease was primarily attributed to timing of shipments in our green coffee business.

Gross profit for the fourth quarter ended December 31, 2018 decreased 12.2% to $20,926,000 as compared to $23,833,000 for the fourth quarter ended December 31, 2017. Gross profit in the direct selling segment decreased 10% to $21,466,000 as compared to $23,857,000 for the fourth quarter ended December 31, 2017. Gross Profit in the commercial coffee segment was a loss of $504,000 in the current quarter, compared to a loss of $24,000 for the fourth quarter ended December 31, 2017. Overall gross profit as a percentage of revenues decreased to 57.9% in the current quarter compared to 58.1% in the same period last year.

Operating loss for the fourth quarter ended December 31, 2018 increased $919,000 to $1,908,000 as compared to $989,000 for the fourth quarter ended December 31, 2017. This increase was primarily due to the lower gross profit and the loss of $975,000 on impairment of intangible assets in the current quarter, offset by decreases in distributor compensation expense, sales and marketing expenses and general and administrative expenses.

Other expense for the fourth quarter ended December 31, 2018 increased to $6,633,000 as compared to other expense of $341,000 for the fourth quarter ended December 31, 2017. This increase was primarily due to the loss in debt exchange of $4,706,000, the change in the fair value of warrant derivative of negative $11,000 in the current quarter, compared to a gain of $1,237,000 for the same period in the prior year and the increase in interest expense by $338,000 in the current quarter.

Income tax provision for the fourth quarter ended December 31, 2018 was $197,000 as compared to an income tax provision of $5,490,000 for the fourth quarter ended December 31, 2017. The income tax provision in the fourth quarter ended December 31, 2017 included an increase of $3,550,000 in the deferred tax valuation allowance.

Net loss for the fourth quarter ended December 31, 2018 was $8,738,000 as compared to a net loss of $6,820,000 for the fourth quarter ended December 31, 2017. The increase in net loss is primarily due to the increases in operating loss and other expense discussed above, partially offset by the decrease in income tax provision expense discussed above.

Adjusted EBITDA for the fourth quarter ended December 31, 2018 increased to $620,000 as compared to $302,000 for the fourth quarter ended December 31, 2017.

Full Year 2018 Results

Revenues for the year ended December 31, 2018 decreased 2.0% to $162,445,000 as compared to $165,696,000 for the year ended December 31, 2017. During the year ended December 31, 2018, we derived approximately 85% of our revenue from our direct sales and approximately 15% of our revenue from our commercial coffee sales. Direct selling segment revenues decreased by $3,595,000 or 2.5% to $138,855,000 as compared to $142,450,000 for the year ended December 31, 2017. This decrease was primarily attributed to a decrease of $11,002,000 in revenues from existing business, offset by revenues from new acquisitions of $7,457,000. We attribute the decrease from existing business primarily to a general decline in net sales in North America in the direct selling business as well as a decline in new distributors. The Company also changed its promotion strategy by targeting products with higher gross margins and utilized incentives that had less costly impact on profitability. For the year ended December 31, 2018, commercial coffee segment revenues increased by $344,000 or 1.5% to $23,590,000 as compared to $23,246,000 for the year ended December 31, 2017. This increase was primarily attributed to an increase of $1,048,000 revenues from the Company’s roasted coffee business, offset by a decrease of $704,000 in green coffee business.

For the year ended December 31, 2018, gross profit decreased approximately 0.6% to $95,032,000 as compared to $95,565,000 for the year ended December 31, 2017. Overall gross profit as a percentage of revenues increased to 58.5%, compared to 57.7% in the same period last year. Gross profit in the direct selling segment decreased by 0.5% to $94,910,000 from $95,379,000 in the prior period primarily as a result of the lower revenues in the current year offset by 6.6% decrease in cost of sales. Gross profit as a percentage of revenues in the direct selling segment increased by approximately 1.4% to 68.4% for the year ended December 31, 2018, compared to 67.0% in the same period last year. This increase was primarily due to the price increases on certain products that went into effect on January 1, 2018 and changes to our product sales mix. Gross profit in the commercial coffee segment decreased by 34.4% to $122,000 compared to $186,000 in the prior period. The decrease in gross profit in the commercial coffee segment was primarily due to additional costs related to the roasted coffee business and inventory reserve expense. Gross profit as a percentage of revenues in the commercial coffee segment decreased by 0.3% to 0.5% for the year ended December 31, 2018, compared to 0.8% in the same period last year.

Operating expenses for the year ended December 31, 2018 decreased 3.7% to $97,669,000 as compared to $101,447,000 for the year ended December 31, 2017. Distributor compensation as a percentage of direct selling revenues decreased to 44.0% for the year ended December 31, 2018 as compared to 46.2% for the year ended December 31, 2017. This decrease was primarily attributable to the price increases reflected in 2018 revenues, which did not impact commissionable base revenues. Sales and marketing expense decreased by $310,000 to $13,398,000 from $13,708,000 for the year ended December 31, 2017. This was primarily due to reduction in compensation expense, distributor events and convention costs for the year ended December 31, 2018 as compared to the same period last year, offset by an increase in advertising and promotion costs in the commercial coffee segment. General and administrative expense decreased 8.6% to $20,009,000 from $21,883,000 for the year ended December 31, 2017 primarily due to a benefit of $6,600,000 from the contingent liability revaluation for the year ended December 31, 2018 compared to a benefit of $1,664,000 for the year ended December 31, 2017. Legal expense, IT related costs and consulting costs also decreased for the year ended December 31, 2018. These decreases were offset by increases in depreciation and amortization costs, repairs and maintenance costs, investor relations, stock-based compensation, accounting costs and increases in costs related to operations in Mexico, Russia, New Zealand, Taiwan and Colombia as well as increased bad debt expense and repairs and maintenance costs, and compensation and finance costs in the commercial coffee segment. For the year ended December 31, 2018, we recorded a loss on impairment of intangible assets of approximately $2,550,000 and $625,000 related to our acquisitions of BeautiControl and Future Global Vision, Inc., respectively.

For the year ended December 31, 2018, operating loss decreased by $3,245,000 to an operating loss of $2,637,000 as compared to an operating loss of $5,882,000 for the year ended December 31, 2017. This was primarily due to the decrease in operating expenses of $3,778,000 offset by the decrease in gross profit of $533,000 discussed above.

For the year ended December 31, 2018, total other expense increased by $12,949,000 to $17,017,000 as compared to $4,068,000 for the year ended December 31, 2017. Net interest expense increased by $799,000 for the year ended December 31, 2018 to $6,584,000 compared to $5,785,000 for the year ended December 31, 2017. Change in fair value of derivative liabilities increased by $6,670,000 for the year ended December 31, 2018 to a $4,645,000 expense compared to a benefit of $2,025,000 for the year ended December 31, 2017, as a result of the change in our stock price when compared to the prior period. We recorded a non-cash extinguishment loss on debt of $1,082,000 for the year ended December 31, 2018 as a result of the triggering of the automatic conversion of the 2017 notes associated with our July 2017 Private Placement to common stock. We also recorded a non-cash loss on debt conversion of $4,706,000 as a result of one of the investors in our July 2014 private placement having conversion their 2014 note for shares of common stock.

Income tax provision for the year ended December 31, 2018 was $416,000 as compared to an income tax provision of $2,727,000 for the year ended December 31, 2017. The income tax provision in the fourth quarter ended December 31, 2017 included an increase of $3,550,000 in the deferred tax valuation allowance.

For the year ended December 31, 2018, the Company reported a net loss of $20,070,000 as compared to net loss of $12,677,000 for the year ended December 31, 2017. The primary reason for the increase in net loss when compared to the prior period was due to the non-cash increase in Change in fair value of derivative liabilities by $6,670,000 discussed above, the non-cash loss on debt exchange of $4,706,000, increase of $774,000 in non-cash loss on extinguishment of debt and the increase of $799,000 in interest expense, offset by the decrease of $3,245,000 in operating expenses and the decrease of $2,311,000 in income tax expense.

EBITDA (earnings before interest, income taxes, depreciation and amortization) as adjusted to remove the effect of stock-based compensation expense, the change in the fair value of the warrant derivatives, non-cash loss on impairment of intangible assets and non-cash loss on extinguishment of debt or "Adjusted EBITDA," increased to $7,013,000 for the year ended December 31, 2018, compared to negative $549,000 in 2017.

Non-GAAP Financial Measure - Adjusted EBITDA

This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G.

Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period growth. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team.

Adjusted EBITDA is a non-GAAP financial measure. We calculate adjusted EBITDA by taking net income (loss), and adding back the expenses related to interest, income taxes, depreciation, amortization, stock-based compensation expense, change in the fair value of the warrant derivative, non-cash impairment loss and debt extinguishment gain or loss, as each of those elements are calculated in accordance with GAAP. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP. A reconciliation of Adjusted EBITDA to Net Loss is presented in the table at the end of this press release.

BALANCE SHEET HIGHLIGHTS:
Cash & cash equivalents were $2,879,000 at December 31, 2018 verses $673,000 at December 31, 2017
Total assets were $75,973,000 at December 31, 2018 verses $72,389,000 at December 31, 2017
Total liabilities were $52,998,000 at December 31, 2018 verses $64,938,000 at December 31, 2017
Total stockholders’ equity was $22,975,000 at December 31, 2018 verses $7,451,000 at December 31, 2017

Conference Call Information

Youngevity International will host a conference call today at 1:00 p.m. Eastern Daylight Time (10:00 Pacific Daylight Time) to discuss its financial results, quarterly and yearly highlights and business outlook.

All interested parties can attend the event by clicking https://InstantTeleseminar.com/Events/114922488  fifteen minutes prior to the start of the call, or by dialing 206 402 0100 and entering the access code 634174# at least five minutes prior to the start of the call. International and alternative numbers are available at http://YourConferenceLine.com/Local/?eventid=114922488

The conference call will be recorded and available for replay shortly after the conclusion of the call. An archived replay of the call will be available for approximately 3 months on the Company’s newly launched Investor Relations website: https://ygyi.com/

About Youngevity International, Inc.

Youngevity International, Inc. ( NASDAQ : YGYI ), is an multi-channel lifestyle company operating in 3 distinct business segments including a commercial coffee enterprise, a commercial hemp enterprise, and a multi-vertical omni direct selling enterprise. The Company features a multi country selling network and has assembled a virtual Main Street of products and services under one corporate entity, YGYI offers products from the six top selling retail categories: health/nutrition, home/family, food/beverage (including coffee), spa/beauty, apparel/jewelry, as well as innovative services. For investor information, please visit YGYI.com. Be sure to like us on Facebook and follow us on Twitter

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and includes statements regarding returning to revenue growth in 2019 primarily driven by our commercial coffee segment and our new commercial hemp reporting segment, the $220 Million to $240 million estimated revenue for 2019 and the $45 Million to $50 Million estimated revenue contribution from the commercial hemp segment for 2019. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, our ability to generate $45 Million to $50 Million in revenue in 2019 through new commercial hemp segment, our ability to drive revenue in our commercial coffee segment, our ability to continue our international growth, our ability to leverage our platform and global infrastructure to drive organic growth, our ability to return to profitability, expand our liquidity, and strengthen our balance sheet, our ability to continue to maintain compliance with the NASDAQ requirements, the acceptance of the omni-direct approach by our customers, our ability to expand our distribution, our ability to add additional products (whether developed internally or through acquisitions), our ability to achieve $220 Million to $240 million in revenue for 2019 and the other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2018 and our subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Table follows

Youngevity International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Revenues	$36,114	$41,041	$162,445	$165,696
Cost of revenues	15,188	17,208	67,413	70,131
Gross profit	20,926	23,833	95,032	95,565
Operating expenses
Distributor compensation	13,946	16,360	61,087	65,856
Sales and marketing	2,861	3,058	13,398	13,708
General and administrative	5,052	5,404	20,009	21,883
Loss on impairment of intangible assets	975	-	3,175	-
Total operating expenses	22,834	24,822	97,669	101,447
Operating loss	(1,908)	(989)	(2,637)	(5,882)
Interest expense, net	(1,916)	(1,578)	(6,584)	(5,785)
Change in fair value of derivative liabilities	(11)	1,237	(4,645)	2,025
Loss on debt conversion	(4,706)	-	(4,706)	-
Extinguishment loss on debt	-	-	(1,082)	(308)
Total other expense	(6,633)	(341)	(17,017)	(4,068)
Net loss before income taxes	(8,541)	(1,330)	(19,654)	(9,950)
Income tax provision	197	5,490	416	2,727
Net loss	$(8,738)	$(6,820)	$(20,070)	$(12,677)
Deemed dividend on preferred stock	(1,890)	-	(3,276)	-
Preferred stock dividends	(14)	(3)	(151)	(12)
Net loss attributable to common stockholders	$(10,642)	$(6,823)	$(23,497)	$(12,689)

Basic loss per share	$(0.46)	$(0.35)	$(1.09)	$(0.65)
Diluted loss per share	$(0.46)	$(0.35)	$(1.09)	$(0.68)

Weighted average shares outstanding, basic	23,386,248	19,723,285	21,589,226	19,672,445
Weighted average shares outstanding, diluted	23,386,248	19,723,285	21,589,226	19,751,892

Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net Loss
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net loss	$(8,738)	$(6,820)	$(20,070)	$(12,677)
Add:
Interest	1,916	1,578	6,584	5,785
Income taxes	197	5,490	416	2,727
Depreciation	454	373	1,819	1,556
Amortization	463	735	2,879	2,782
EBITDA	(5,708)	1,356	(8,372)	173
Add:
Stock based compensation	636	(158)	1,777	654
Fair value of warrants	-	341	-	341
Loss on impairment of intangible assets	975	-	3,175	-
Loss on extinguishment of debt	-	-	1,082	308
Change in the fair value of warrant derivatives	11	(1,237)	4,645	(2,025)
Loss on debt conversion	4,706	-	4,706	-
Adjusted EBITDA	$620	$302	$7,013	$(549)

Contacts:

Youngevity International, Inc.
Dave Briskie
President and Chief Financial Officer
1 800 982 3189 X6500

Investor Relations
YGYI Investor Relations
800.504.8650
investors@ygyi.com

Media Relations
Trendlogic PR
800.992.6299
contact@trendlogicpr.com